Exhibit 4.1
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

The following summary describes the common stock, par value $0.01 per share (the "Common Stock”), of Knight-Swift Transportation Holdings Inc. (the “Company,” “we,” “us” or “our”) which are the only securities of the Company registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The summary of the general terms and provisions of our Common Stock set forth below does not purport to be complete and is subject to and qualified by reference to the Company’s Fourth Amended and Restated Certificate of Incorporation (the “Certificate”) and Fifth Amended and Restated By-laws (“By-laws”), as well as the Swift Stockholders Agreement (as defined below) and the Knight Stockholders Agreements (as defined below). For additional information, please read the Certificate, By-laws, the Swift Stockholders Agreement, the Knight Stockholders Agreements and the applicable provisions of the General Corporation Law of Delaware (the “DGCL”).

Authorized Shares of Capital Stock

    Our Certificate authorizes us to issue 500,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, each par value $0.01 per share.

Common Stock

The holders of the Common Stock have and possess all rights pertaining to the capital stock of the Company, subject to the preferences, qualifications, limitations, voting rights and restrictions with respect to any one or more series of preferred stock of the Company that may be issued with any preference or priority over the Common Stock.

Voting

Except as may be provided for under the terms of any one or more series of preferred stock that may in the future be issued, the holders of our Common Stock have the sole power to vote for the election of directors and for all other purposes.

No holder of our Common Stock has the right to cumulate votes in the election of directors or for any other purpose.

Dividends

Except as otherwise provided by law or under the terms of any one or more series of preferred stock that may in the future be issued, the holders of our Common Stock are entitled to receive such dividends and other distributions in cash, stock or property of the Company as from time to time may be declared by our board of directors.

Liquidation

In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, subject to the rights, if any, of the holders of any one or more series of preferred stock then outstanding, the holders of our Common Stock are entitled to share ratably according to the number of shares held by them in all assets of the Company available for distribution to its stockholders.

Preemptive or Similar Rights

No holder of our Common Stock has any preferential or preemptive rights.

Takeover Defense

Authorized Shares

The authorized but unissued shares of our Common Stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans.

Our board of directors has the sole authority to determine the terms of any one or more series of preferred stock, including voting rights, dividend rates, conversion and redemption rights and liquidation preferences.

Requirements for Advance Notification of Stockholder Nominations

Our Certificate and By-laws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of our board of directors.

Stockholder Meetings

Our Certificate and By-laws provide that special meetings of the stockholders may be called for any purpose or purposes at any time by a majority of our board of directors or by the Chairman of our board of directors, our Chief Executive Officer or our lead independent director, if any. In addition, our Certificate provides that a holder, or a group of holders, holding at least 20% of our outstanding Common Stock may cause the Company to call a special meeting of the stockholders for any purpose or purposes at any time subject to certain restrictions.

Action by Stockholders Without a Meeting

Our Certificate provides that any action required or permitted to be taken at a meeting of the stockholders of the Company may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by all of the stockholders of the Company entitled to vote with respect to the subject matter thereof.

No Cumulative Voting

The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our Certificate and By-Laws do not provide for cumulative voting in the election of directors.

Exclusive Jurisdiction

Our Certificate provides that the Delaware Court of Chancery is the exclusive forum for any derivative action or proceeding brought on behalf of the Company, any action asserting a claim of breach of fiduciary duty and any action asserting a claim pursuant to the DGCL, our Certificate or By-laws or under the internal affairs doctrine.

Section 203

We are subject to Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•before such date, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:

•any merger or consolidation involving the corporation and the interested stockholder;

•any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

A Delaware corporation may “opt out” of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or by-laws resulting from amendments approved by holders of at least a majority of the corporation’s outstanding voting shares. The Company has not to elected to “opt out” of Section 203.

Proxy Access Provision of Our By-laws

    Our By-Laws permit a stockholder, or a group of up to 20 stockholders, owning 3% or more of the Company’s outstanding Common Stock continuously for at least three years to nominate and include in the Company’s proxy materials director nominees not to exceed the greater of (i) 20% of our board of directors or (ii) two directors, provided that the stockholder(s) and the nominee(s) satisfy the procedural and eligibility requirements specified in our By-laws.

Swift Stockholders Agreement

On April 9, 2017, in connection with the execution of the merger agreement between Knight Transportation, Inc. and Swift Transportation Company (renamed Knight-Swift Transportation Holdings Inc. in the merger), Jerry Moyes, Vickie Moyes, the Jerry and Vickie Moyes Family Trust Dated 12/11/87, and two of Mr. and Mrs. Moyes’ adult children (collectively, the “Swift Supporting Stockholders”) and Swift Transportation Company entered into a stockholders agreements (the “Swift Stockholders Agreement”).

Pursuant to the terms of the Swift Stockholders Agreement, without the prior written consent of the majority of the directors of the Company (excluding those directors designated by Jerry Moyes), during any period after the closing of the transaction in which the Swift

Supporting Stockholders collective beneficial ownership percentage of the Company (the "Moyes Percentage Interest") is equal to or in excess of 5% (the “Moyes Restricted Period”), each Swift Supporting Stockholder shall not, and shall cause certain entities in which it holds the sole voting power (the “Specified Entities”) and its controlled affiliates and his, her or its or his, her or its controlled affiliates’ or the Specified Entities’ respective advisors, agents and representatives (in each case, acting on such Swift Supporting Stockholder’s or any such affiliate’s or Specified Entity’s behalf) not to, directly or indirectly (including by means of any derivative instrument, through one or more intermediaries or otherwise), acquire, agree to acquire, or make a proposal to acquire beneficial ownership of any outstanding shares of capital stock of the Company having the right to vote generally in the election of directors of the Company if, after giving effect to such acquisition, the Moyes Percentage Interest would exceed by more than two percentage points the Moyes Percentage Interest as of immediately after the effective time of the merger; provided that the foregoing does not prohibit the receipt by any Swift Supporting Stockholder of a grant of equity securities issued to him or her by the Company in his or her capacity as an officer, director or employee of the Company.

Further, the Swift Supporting Stockholders agree that, during the Moyes Restricted Period, without the prior written consent of the majority of the directors of the Company (excluding those directors designated by Jerry Moyes), each Swift Supporting Stockholder shall not, and shall cause his, her or its controlled affiliates and the Specified Entities and his, her or its or his, her or its controlled affiliates’ and the Specified Entities’ respective advisors, agents and representatives (in each case, acting on such Swift Supporting Stockholder’s or any such affiliate’s or Specified Entity’s behalf):

•seek, make or take any action to solicit, initiate or knowingly encourage, any offer or proposal for, or any indication of interest in, a merger, consolidation, tender or exchange offer, sale or purchase of assets or securities or other business combination or any dissolution, liquidation, restructuring, recapitalization or similar transaction in each case involving the Company or any of its subsidiaries or the acquisition of any equity interest in, or a substantial portion of the assets of the Company or any of its subsidiaries (other than an acquisition of beneficial ownership permitted by the Swift Stockholders Agreement);

•form or join or in any way participate in a “group” as defined in Section 13(d)(3) of the Exchange Act with respect to any outstanding shares of capital stock of the Company having the right to vote generally in the election of directors of the Company (other than a group composed solely of Swift Supporting Stockholders or any Specified Entities);

•make, or direct any person to make or in any way participate in (including announcing its intention to vote with any person), or direct anyone to participate in, directly or indirectly, any “solicitation” of  “proxies” to vote (as such terms are used in the rules of the SEC) any outstanding shares of capital stock of the Company having the right to vote generally in the election of directors of the

Company or to take stockholder action by written consent, except as expressly contemplated in Section 2.01 of the Swift Stockholders Agreement;

•call or request the calling of a meeting of the Company’s stockholders, submit any proposal for action by the stockholders of the Company, request the removal of any member of the board of directors or nominate candidates for election to the board of directors;

•make a claim or otherwise commence litigation against the Company or any of its subsidiaries or any of their respective directors, officers or employees (provided that the foregoing shall not prohibit a Swift Supporting Stockholder or any of its, his or her affiliates from making a claim or otherwise commencing litigation against the Company or any of its subsidiaries to enforce rights (i) under legally binding contracts it, he or she has entered with the Company or any of its subsidiaries or (ii) relating to indemnification by the Company or any of its subsidiaries pursuant to their articles of incorporation, certificate of incorporation, bylaws or similar governing document);

•make any public statement that disparages the Company or any of its subsidiaries or any of their respective directors, officers, employees or businesses;

•publicly disclose any intention, plan or arrangement inconsistent with the foregoing or make any public statement or disclosure regarding any of the matters set forth in Article III of the Swift Stockholders Agreement; or

•publicly request, propose or otherwise seek an amendment or waiver of the provisions of Article III of the Swift Stockholders Agreement.

Also, the Swift Supporting Stockholders agree that, during the Moyes Restricted Period, any transfer by any Swift Supporting Stockholder or Specified Entity of outstanding shares of capital stock of the Company having the right to vote generally in the election of directors of the Company shall be subject to the following limitations:

•no such shares may be transferred to any person or “group” as defined in Section 13(d)(3) of the Exchange Act, if, after giving effect to such transfer such person or “group” as defined in Section 13(d)(3) of the Exchange Act would, to the knowledge of any Swift Supporting Stockholder, beneficially own, or have the right to acquire, 7% or more of the voting power of the Company, unless such transfer is to any member of the family of a Swift Supporting Stockholder, but only if such family member agrees to be bound by the terms of the applicable Swift Stockholders Agreement as a stockholder and execute a joinder reasonably satisfactory to the Company at the time of such transfer;

•no such shares may be transferred to any competitor of the Company or any of its subsidiaries (as reasonably determined by the Company); and

•if such transfer is an open market sale, such transfer shall be made in accordance with the volume and manner of sale restrictions under Paragraphs (e)(1) and (f) of Rule 144 under the Securities Act (regardless of whether the volume and manner of sale restrictions therein are otherwise applicable).

The foregoing restrictions on transfer do not apply to (i) sales under the registration rights agreement between Jerry Moyes, Swift Transportation Company, and the other parties thereto dated December 21, 2010, (ii) transfers pursuant to any offer or transaction approved or recommended by a majority of the directors of the Company (excluding those directors designated by Jerry Moyes) or (iii) under certain circumstances, certain continuations, renewals or replacements of specified hedging and pledging transactions.

In addition, pursuant to the terms of the Swift Stockholders Agreement, at any meeting of the stockholders of the Company and in connection with any proposed action by the stockholders of the Company, in each case where the record date therefor occurs during the Moyes Restricted Period (other than with respect to any stockholder vote taken to approve a sale of the Company), (i) each Swift Supporting Stockholder shall, and shall cause the Specified Entities to, with respect to each such meeting of stockholders of the Company, attend in person or by proxy with respect to all outstanding shares of capital stock of the Company having the right to vote generally in the election of directors of the Company over which such Swift Supporting Stockholder, or any Specified Entity, has voting power for purposes of establishing a quorum, (ii) each Swift Supporting Stockholder shall, and shall cause the Specified Entities to, vote or cause to be voted, or otherwise act or cause an action to be taken with respect to, all such Swift Supporting Stockholder’s Excess Shares (as defined below), if any, in the manner determined by the voting committee (initially consisting of Jerry Moyes, Kevin Knight and Gary Knight, with each committee member entitled to appoint his respective successor, subject to the approval of certain directors of the Company), so long as the voting committee’s determination is communicated to such Swift Supporting Stockholder at least three (3) business days prior to the applicable meeting or the last day for the taking of the proposed action and (iii) each Swift Supporting Stockholder may vote or otherwise act or cause to be voted or for action to be taken with respect to, all of such Swift Supporting Stockholder’s voting power (other than the voting power represented by the Excess Shares) in such Swift Supporting Stockholder’s discretion. If as of the record date with respect to any meeting of stockholders or other proposed action by stockholders, the Moyes Percentage Interest exceeds 12.5%, the “Excess Shares” of each Swift Supporting Stockholder and Specified Entity shall be, with respect to such meeting or other proposed action, a number of outstanding shares of capital stock of the Company having the right to vote generally in the election of directors of the Company equal to the product of  (i) the number of outstanding shares of capital stock of the Company having the right to vote generally in the election of directors of the Company then beneficially owned by such Swift Supporting Stockholder or Specified Entity, as applicable, and (ii) a fraction the numerator of which shall be the amount by which the Moyes Percentage Interest exceeds 12.5% and the denominator of which shall be the Moyes Percentage Interest; if as of the record date with respect to any meeting of stockholders or other proposed action by stockholders, the Moyes Percentage Interest is equal to or less than 12.5%, the “Excess Shares” shall be zero for all Swift Supporting Stockholders and Specified Entities.

Knight Stockholders Agreements

On April 9, 2017, in connection with the execution of the merger agreement between Knight Transportation, Inc. and Swift Transportation Company (renamed Knight-Swift Transportation Holdings Inc. in the merger), Kevin P. Knight and The Kevin and Sydney Knight Revocable Living Trust dated March 25, 1994, as amended (together, the “Kevin Knight Supporting Stockholders”), Gary J. Knight and The Gary J. Knight Revocable Living Trust dated May 19, 1993, as amended (together, the “Gary Knight Supporting Stockholders” and collectively with the Kevin Knight Supporting Stockholders, the “Knight Supporting Stockholders”) and Swift Transportation Company entered into stockholders agreements (together, the “Knight Stockholders Agreements”).

Pursuant to the terms of the Knight Stockholders Agreements, each of the Gary Knight Supporting Stockholders and the Kevin Knight Supporting Stockholders agrees that, during any period after the completion of the merger in which either the Gary Knight Supporting Stockholders or the Kevin Knight Supporting Stockholders own a percentage interest of the outstanding Company shares equal to or in excess of 5% (referred to as the “Knight Restricted Period”), the Gary Knight Supporting Stockholders or the Kevin Knight Supporting Stockholders, as applicable, shall not, and shall cause their controlled affiliates and their controlled affiliates’ respective advisors, agents and representatives (in each case, acting on such stockholder’s or any such affiliate’s behalf) not to, directly or indirectly (including by means of any derivative instrument, through one or more intermediaries or otherwise), acquire, agree to acquire, or make a proposal to acquire beneficial ownership of any outstanding shares of capital stock of the Company having the right to vote generally in the election of directors of the Company if, after giving effect to such acquisition, the Gary Knight Supporting Stockholders or the Kevin Knight Supporting Stockholders, as applicable, would hold a percentage interest of the outstanding Company shares that would exceed fifteen percent (15%); provided that the foregoing shall not prohibit the receipt by any Knight Supporting Stockholder of a grant of equity securities issued to him or her by the Company in his or her capacity as an officer, director or employee of the Company or any of its subsidiaries.

    In addition, the Knight Supporting Stockholders agree that, during the Knight Restricted Period, without the prior approval of the board of directors of the Company, each Knight Supporting Stockholder shall not, and shall cause his, her or its controlled affiliates and his, her or its or his, her or its controlled affiliates’ respective advisors, agents and representatives (in each case, acting on such Knight Supporting Stockholder’s or any such affiliate’s behalf):

•seek, make or take any action to solicit, initiate or knowingly encourage, any offer or proposal for, or any indication of interest in, a merger, consolidation, tender or exchange offer, sale or purchase of assets or securities or other business combination or any dissolution, liquidation, restructuring, recapitalization or similar transaction in each case involving the Company or any of its subsidiaries or the acquisition of any equity interest in, or a substantial portion of the assets of the Company or any of its subsidiaries (other than an acquisition of beneficial ownership permitted by the Knight Stockholders Agreements);

•form or join or in any way participate in a “group” as defined in Section 13(d)(3) of the Exchange Act with respect to any outstanding shares of capital stock of the Company having the right to vote generally in the election of directors of the Company;

•make, or direct any person to make or in any way participate in (including announcing its intention to vote with any person), or direct anyone to participate in, directly or indirectly, any “solicitation” of  “proxies” to vote (as such terms are used in the rules of the SEC) any outstanding shares of capital stock of the Company having the right to vote generally in the election of directors of the Company or to take stockholder action by written consent;

•call or request the calling of a meeting of the Company’s stockholders, submit any proposal for action by the stockholders of the Company, request the removal of any member of the board of directors or nominate candidates for election to the board of directors;

•make a claim or otherwise commence litigation against the Company or any of its subsidiaries or any of their respective directors, officers or employees (provided that the foregoing shall not prohibit a Knight Supporting Stockholder or any of its, his or her affiliates from making a claim or otherwise commencing litigation against the Company or any of its subsidiaries to enforce rights (i) under legally binding contracts it, he or she has entered with the Company or any of its subsidiaries or (ii) relating to indemnification by the Company or any of its subsidiaries pursuant to their articles of incorporation, certificate of incorporation, bylaws or similar governing document);

•make any public statement that disparages the Company or any of its subsidiaries or any of their respective directors, officers, employees or businesses;

•publicly disclose any intention, plan or arrangement inconsistent with the foregoing or make any public statement or disclosure regarding any of the matters set forth in Article II of the Knight Stockholders Agreements; or

•publicly request, propose or otherwise seek an amendment or waiver of the provisions of Article II of the Knight Stockholders Agreements.

Also, the Knight Supporting Stockholders agree that, during the Knight Restricted Period, any transfer by any Knight Supporting Stockholder of outstanding shares of capital stock of the Company having the right to vote generally in the election of directors of the Company shall be subject to the following limitations:

•no such shares may be transferred, to any person or “group” as defined in Section 13(d)(3) of the Exchange Act, if, after giving effect to such transfer such person or “group” as defined in Section 13(d)(3) of the Exchange Act would, to the knowledge of any Knight Supporting Stockholder, beneficially own, or have the right to acquire, 7% or more of the voting power of the Company, unless such transfer is to any member of the family of a Knight Supporting Stockholder, but only if such family member agrees to be bound by the terms of the applicable Knight Stockholders Agreement as a stockholder and execute a joinder reasonably satisfactory to the Company at the time of such transfer;

•no such shares may be transferred to any competitor of the Company or any of its subsidiaries (as reasonably determined by the Company); and

•if such transfer is an open market sale, such transfer shall be made in accordance with the volume and manner of sale restrictions under Paragraphs (e)(1) and (f) of Rule 144 under the Securities Act (regardless of whether the volume and manner of sale restrictions therein are otherwise applicable).

Other Matters

Number of Directors

Our Certificate and By-Laws provide that the size of our board of directors may be determined from time to time by resolution of our board of directors. Subject to the terms of any or more series of preferred stock that may in the future be issued, any vacancy on our board of directors that results from an increase in the number of directors may be filled by a majority of our board of directors then in office, provided that a quorum is present, and any other vacancy occurring on our board of directors may be filled by a majority of our board of directors then in office, even if less than a quorum, or by a sole remaining director.

Limitation on Director’s Liability

Our Certificate provides that, to the fullest extent permitted by Delaware law, we will indemnify and advance expenses of any director or officer who is made or threatened to be made a party to any proceeding by reason of the fact that he or she is or was a director or officer of the Company. In addition, no director or officer of the Company is liable to the Company or our stockholders for monetary damages with respect to any transaction, occurrence or course of conduct, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. Furthermore, the Certificate provides that the Company has the power to purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director, officer, employee or agent of the Company against any liability asserted against him or her and incurred by him or her or on his or her behalf in such capacity, or arising out of his or her status as such, whether or not the Company would have the power to indemnify him or her against such liability.

Listing

    Our Common Stock is listed on the New York Stock Exchange under the trading symbol “KNX.”